Exhibit 10.2

EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between KLX Energy Services Holdings, Inc., a Delaware corporation (“Company”), and Chris Baker (“Executive”) is entered into as of the date hereof and shall be effective on the Effective Date (as defined below). Executive and Company shall be referred to individually as a “Party” and collectively as the “Parties” within this Agreement.

WHEREAS, Company, Krypton Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Company (“Merger Sub”), and Quintana Energy Services Inc., a Delaware corporation (“Quintana”) entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Quintana, with Quintana surviving the Merger as an indirect and wholly owned subsidiary of Company (the “Merger”);

WHEREAS, on August 26, 2019, Executive and Quintana entered into that certain Second Amended and Restated Executive Employment Agreement (the “Second A&R Employment Agreement”);

WHEREAS, Company, on behalf of itself and Quintana, and Executive mutually desire to continue Executive’s employment with Company following the consummation of the Merger, to terminate the Second A&R Employment Agreement, and to enter into this Agreement to be effective as of the Closing Date (as defined in the Merger Agreement);

WHEREAS, the effective date of this Agreement (the “Effective Date”) shall be the Closing Date; provided that the consummation of the Merger shall be a condition precedent to the effectiveness of this Agreement, and in the event the Merger Agreement is terminated prior to the consummation of the Merger, this Agreement shall be void and of no force or effect; and

WHEREAS, as of the Effective Date this Agreement shall supersede and replace in its entirety the Second A&R Employment Agreement, with the terms of Executive’s employment being set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, obligations and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.             Term of Employment. The “Initial Term” of Executive’s employment hereunder shall commence on the Effective Date of this Agreement, and shall continue thereafter until the third (3rd) anniversary of the Effective Date, unless earlier terminated in accordance with the terms of this Agreement. After the expiration of the Initial Term, if not earlier terminated, this Agreement shall automatically renew on each anniversary of the Effective Date for successive one (1) year periods. Each such one (1) year renewal term shall be referred to as a “Renewal Term.” The period that Executive is employed hereunder is referred to as the “Term” of this Agreement.

2.           Executive’s Duties.

(a)          Positions. During the Term, Executive shall serve as President and Chief Executive Officer (and/or in such other positions as Company may designate from time to time, which positions may involve providing services to Company’s direct or indirect subsidiaries, as the Parties mutually may agree) with such duties and responsibilities as may from time to time be assigned to him by Company, provided that such duties are at all times consistent with the duties of such positions. Company and each entity which is owned (directly or indirectly) or controlled by Company are referred to herein collectively as the “Company Group.” Executive agrees to serve, without additional compensation, if elected or appointed to the one or more offices or as a director of any member of the Company Group. Company and Executive hereby agree that (i) at any time and from time to time, Company may cause any member of the Company Group to be Executive’s employer, and, subject to Section 11, any such change in Executive’s employer shall not alter the rights and obligations of the parties hereunder; and (ii) Executive’s employer commencing as of the Effective Date shall be QES Management LLC until such time as such employer may be changed in accordance with clause (i) of this sentence.

(b)          Other Interests. Executive agrees, during the Term, to devote his full business time, energy and best efforts to the business and affairs of the Company Group and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors of Company (the “Board”). Executive will be allowed to participate as a member of the board of directors for individual portfolio companies controlled by Quintana Capital Group or Archer Limited and as a member of the board of directors of any non-profit organizations so long as such participation does not (i) materially impact Executive’s ability to fulfill all of Executive’s duties for Company or (ii) create an actual or potential conflict with the interests of Company. Notwithstanding the foregoing, Executive will be permitted to, with the prior written consent of the Board (which consent can be withheld by the Board in its discretion), act or serve as a director, trustee, committee member or principal of a for-profit business organization.

3.           Compensation.

(a)           Base Compensation. For services rendered by Executive under this Agreement, Company shall pay to Executive a minimum base salary (“Base Compensation”) at the rate of $500,000 per annum payable in accordance with Company’s customary payroll practice for its senior executive officers, as in effect from time to time. The amount of Base Compensation shall be reviewed periodically by the Board and may be increased from time to time as the Board may deem appropriate. References in this Agreement to Base Compensation shall refer to Executive’s Base Compensation as so increased from time to time. Base Compensation, as in effect at any time, may not be decreased without the prior written consent of Executive.

(b)           Annual Bonus. In addition to his Base Compensation, Executive shall be eligible to receive each year during the Term, a cash incentive payment (“Bonus”) in an amount determined by the Board based on Executive’s individual performance, the performance of Company and performance goals established by the Board, which for 2020, shall be pro-rated for the period of service from May 1, 2020 through and including December 31, 2020. The target Bonus shall be an amount equal to 100% of Executive’s Base Compensation in effect at the time the Bonus is determined (“Target Bonus”). Such Bonus, if any, shall be paid not later than March 15 of the calendar year following the calendar year in which the Bonus was earned.

(c)           Equity Compensation. During the Term, Executive shall be eligible to participate in any equity compensation arrangement or plan, including but not limited to the KLX Energy Services Holdings, Inc. Long-Term Incentive Plan and any successor plans (as applicable, and as amended from time to time, the “LTIP”), offered by Company or any member of the Company Group to senior executives on such terms and conditions as the Board shall determine in its sole discretion. Except as provided herein, nothing herein shall be construed to give Executive any rights to any amount or type of awards, or rights as an equity holder pursuant to any such plan, grant or award except as provided in such award or grant to Executive provided in writing and authorized by the Board.

4.            Other Benefits.

(a)           Paid Time Off. Executive shall be entitled to take up to twenty-five (25) work days as annual paid time off provided that such paid time off time does not interfere with his duties hereunder. Such paid time off will accrue and must be taken in accordance with Company’s paid time off policies in effect from time to time. Executive shall also be entitled to paid holidays in accordance with Company’s policies applicable to senior executives of the Company Group as may be in effect from time to time.

(b)          Business Expenses. Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of his duties, which expenses will be subject to the oversight of the Board, in the normal course of business and will be compliant with the applicable reimbursement policy of Company. It is understood that Executive is authorized to incur reasonable business expenses for promoting the business of Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation.

(c)            Automobile. During the Term, Executive shall receive an automobile allowance of $1,200 per month, payable in accordance with Company policy as established from time to time.

(d)           Benefits. During the Term, Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, and any other employee benefit plans, programs and arrangements made generally available by Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements as may be in effect from time to time.

5.            Termination and Effect on Compensation.

(a)          Resignation by Executive.

(i)                 Executive may terminate his employment under this Agreement and resign his position(s) with Company at any time, for any reason whatsoever, or for no reason, in Executive’s sole discretion, by delivering a Notice of Termination (defined in Section 5(e) below) providing thirty (30) days’ advance notice of termination (the “Notice Period”). In the event of such termination, except as otherwise provided below, Executive shall not be entitled to further compensation pursuant to this Agreement except: (A) as may be provided by the terms of any benefit plans of Company or any member of the Company Group in which Executive may be a participant, and the terms of any outstanding equity-based awards, (B) for Base Compensation accrued but unpaid through the Date of Termination (defined in Section 5(f) below), and (C) reimbursement of business expenses properly incurred but unreimbursed (to the extent reimbursable) prior to the Date of Termination. Company retains the discretion to use or decline use of Executive’s services through the Notice Period but retains the obligation to pay Executive’s Base Compensation through the Notice Period.

(ii)               Notwithstanding the provisions of Section 5(a)(i), in the event that Executive terminates this Agreement by resigning for Good Reason (defined below), in addition to all accrued but unpaid Base Compensation for services provided through the Date of Termination, the pro-rata value of Executive’s Target Bonus for the current calendar year through the Date of Termination (for 2020, based on the number of days served between May 1, 2020 through the Date of Termination divided by 245), and payment for the value of any accrued, unused paid time off then-existing as of the Date of Termination, (A) Company shall pay Executive (x) an amount equal to two times Executive’s Base Compensation, payable on Company’s first regular pay date that is on or after the 60th day following the Date of Termination and (y) an amount equal to two times Executive’s Target Bonus for the calendar year in which the Date of Termination occurs, in either case, payable in four substantially equal installments, with the first such installment paid on Company’s first regular pay date that is on or after the 60th day following the Date of Termination and the three remaining installments paid on the last regular pay date of each of the three calendar quarters immediately following the calendar quarter that includes the Date of Termination and (B) for the period beginning on the Date of Termination and ending on the date that is 18 months after the Date of Termination, Company shall reimburse Executive for the premiums that Executive pays pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974 (collectively, “COBRA”) to continue coverage in the health, dental and vision insurance plans sponsored by Company in which Executive and Executive’s dependents participated immediately prior to the Date of Termination (each such premium being a “COBRA Premium”); provided, however, that in order to receive a COBRA Premium reimbursement, Executive must timely elect COBRA continuation coverage, pay the applicable COBRA Premium and provide Company with evidence satisfactory to Company of Executive’s having paid the COBRA Premium within 30 days of having paid such COBRA Premium; provided, further, however, that no COBRA Premium reimbursement shall be payable if such reimbursement could reasonably be expected to subject Company or any member of the Company Group to sanctions imposed pursuant to Section 2716 of the Public Health Service Act and the related regulations and guidance promulgated thereunder (collectively, including any successor statute, the “PHSA”). Each COBRA Premium reimbursement shall be provided to Executive by Company within 30 days of its receipt of such evidence of the COBRA Premium payment; provided, further, however, that Company shall have no obligation to provide Executive the COBRA Premium reimbursement for any period in which Executive is eligible to participate in a group medical plan sponsored by any other employer. Executive agrees and understands that the payment of any COBRA Premium will remain Executive’s sole responsibility. Collectively, the payments provided under this Section shall be referred to as the “Good Reason Separation Package.”

For purposes of this Agreement, “Good Reason” shall mean (1) the material breach of any of Company’s obligations under this Agreement without Executive’s written consent; (2) the change of Executive’s title or the assignment to Executive of any duties that materially adversely alter the nature or status of Executive’s office, title, and responsibilities, including reporting responsibilities, or action by Company that results in the material diminution of Executive’s position, duties or authorities, from those in effect immediately prior to such change in title, assignment or action, in each case, without Executive’s written consent; or (3) in the event that Executive and Company cannot agree on a relocation package, the relocation of Company’s principal executive offices, or Company’s requiring Executive to relocate, anywhere outside the greater Houston, Texas metropolitan area, except for required travel on Company’s business to an extent substantially consistent with Executive’s obligations under this Agreement. To constitute Good Reason, Executive is required to provide notice to Company of the existence of the conditions constituting Good Reason within a period not to exceed ninety (90) days from the initial existence of the condition and Company must be provided a period of at least thirty (30) days during which it may remedy the condition. For the avoidance of doubt, the assignment to Executive of any duties that materially adversely alter the nature or status of Executive’s office, title, and responsibilities, including reporting responsibilities, or action by Company that results in the material diminution of Executive’s position, duties or authorities, in each case, from those in effect immediately prior to the Closing Date, without Executive’s written consent, shall constitute Good Reason for purposes of this Agreement.

(b)           Death of Executive. If Executive dies during the term of this Agreement, in addition to accrued but unpaid Base Compensation for services provided through the Date of Termination (defined in Section 5(f) below), the pro-rata value of Executive’s Target Bonus for the current calendar year through the Date of Termination (for 2020, based on the number of days served between May 1, 2020 through the Date of Termination divided by 245), and payment for the value of any accrued, unused paid time off then-existing as of the Date of Termination, Company will be obligated to continue for twelve (12) months after the Date of Termination to pay the Base Compensation payments under Section 3(a) of this Agreement (such continuation payments are referred to herein as the “Death Benefit Package”). Company may thereafter terminate this Agreement without additional compensation to Executive’s estate except to the extent this Agreement or any plan or arrangement of Company provides for vested benefits or continuation of benefits beyond termination of Executive’s employment.

(c)            Disability of Executive. If Executive shall have been absent from the full-time performance of Executive’s duties with Company for 180 business days during any twelve-month period as a result of Executive’s incapacity due to accident, physical or mental illness, or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis as determined by Executive’s physician (“Disability”), Executive’s employment may be terminated by Company for Disability. If Executive’s employment is terminated for Disability, in addition to accrued but unpaid Base Compensation for services provided through the Date of Termination (defined in Section 5(f) below), the pro-rata value of Executive’s Target Bonus for the current calendar year through the Date of Termination (for 2020, based on the number of days served between May 1, 2020 through the Date of Termination divided by 245), and payment for the value of any accrued, unused paid time off then-existing as of the Date of Termination, Executive shall be eligible to receive the Without Cause Separation Package defined in Section 5(d)(i).

(d)          Other Terminations.

(i)                 By Company for Reason Other Than Cause. Company may terminate this Agreement and Executive’s employment for any reason whatsoever, or for no reason, in Company’s sole discretion by providing a Notice of Termination (as defined in Section 5(e) below). For purposes of this Agreement, acceptance by Company of Executive’s resignation upon Company’s request or by mutual agreement shall be deemed to be a termination by Company according to this Section 5(d)(i). In the event that Executive’s employment is terminated by Company for any reason other than Cause (defined in Section 5(d)(ii) below) and not due to Executive’s death or Disability, then in addition to accrued but unpaid Base Compensation for services provided through the Date of Termination (defined in Section 5(f) below), the pro-rata value of Executive’s Target Bonus for the current calendar year through the Date of Termination (for 2020, based on the number of days served between May 1, 2020 through the Date of Termination divided by 245), and payment for the value of any accrued, unused paid time off then-existing as of the Date of Termination, (A) Company shall pay Executive (x) a lump sum equal to two times Executive’s Base Compensation, payable on Company’s first regular pay date that is on or after the 60th day following the Date of Termination and (y) an amount equal to two times Executive’s Target Bonus for the calendar year in which the Date of Termination occurs, in either case, payable in four substantially equal installments, with the first such installment paid on Company’s first regular pay date that is on or after the 60th day following the Date of Termination and the three remaining installments paid on the last business day of each of the three calendar quarters immediately following the calendar quarter that includes the Date of Termination and (B) for the period beginning on the Date of Termination and ending on the date that is 18 months after the Date of Termination, Company shall reimburse Executive for the COBRA Premium (as defined above); provided, however, that in order to receive a COBRA Premium reimbursement, Executive must timely elect COBRA continuation coverage, pay the applicable COBRA Premium and provide Company with evidence satisfactory to Company of Executive’s having paid the COBRA Premium within 30 days of having paid such COBRA Premium; provided, further, however, that no COBRA Premium reimbursement shall be payable if such reimbursement could reasonably be expected to subject Company or any member of the Company Group to sanctions imposed pursuant to Section 2716 of the PHSA. Each COBRA Premium reimbursement shall be provided to Executive by Company within 30 days of its receipt of such evidence of the COBRA Premium payment; provided, further, however, that Company shall have no obligation to provide Executive the COBRA Premium reimbursement for any period in which Executive is eligible to participate in a group medical plan sponsored by any other employer. Executive agrees and understands that the payment of any COBRA Premium will remain Executive’s sole responsibility. Collectively, the payments made under this Section shall be referred to as the “Without Cause Separation Package.”

(ii)               By Company for Cause. Company may terminate this Agreement and Executive’s employment at any time for Cause. Notwithstanding the foregoing provisions of this Section 5, in the event Executive’s employment is terminated because of Cause, Company shall have no obligations pursuant to this Agreement after the Date of Termination other than for Base Compensation accrued but unpaid through the Date of Termination (defined by Section 5(f) below) and reimbursement of business expenses properly incurred but unreimbursed (to the extent reimbursable) prior to Date of Termination. For purposes herein, “Cause” means (A) Executive’s gross negligence, gross neglect or willful misconduct in the performance of the duties required hereunder that results in a material adverse effect on Company, (B) Executive’s conviction for, deferred adjudication of, or plea of no contest or nolo contendere to a felony, or (C) Executive’s material breach of any material provision of this Agreement. Notwithstanding the foregoing, prior to any termination for Cause under clauses (A) or (C) of the preceding sentence, (X) Company must provide Executive with reasonable notice of not less than ten (10) business days detailing the failure or conduct on which the termination is to be based, (Y) Company must provide Executive a reasonable opportunity to cure such failure or conduct, and (Z) after such notice and an opportunity to cure, the Board must reasonably determine that Executive has not cured such failure or conduct. Executive shall not be deemed to have been terminated for Cause unless and until Executive has been provided an opportunity to be heard in person by the Board (with the assistance of Executive’s counsel if Executive so desires) on at least five business days’ advance notice, and the Board must unanimously approve the termination of Executive for Cause.

(iii)             After a Change in Control. If Executive terminates his employment with Good Reason or Company terminates Executive’s employment without Cause (and not due to Executive’s death or Disability) within twelve (12) months following a Change in Control (as defined below), then in addition to accrued but unpaid Base Compensation for services provided through the Date of Termination (defined in Section 5(f) below), the pro-rata value of Executive’s Target Bonus for the current calendar year through the Date of Termination (for 2020, based on the number of days served between May 1, 2020 through the Date of Termination divided by 245), and payment for the value of any accrued, unused paid time off then-existing as of the Date of Termination, and in lieu of the Without Cause Separation Package or Good Reason Separation Package to which Executive would otherwise be entitled pursuant to Section 5(d)(i) or Section 5(a)(ii), (A) Company shall pay Executive (x) a lump sum equal to two and one-half times Executive’s Base Compensation, payable on Company’s first regular pay date that is on or after the 60th day following the Date of Termination and (y) an amount equal to two and one-half times the Target Bonus for the calendar year in which the Date of Termination occurs, payable in four substantially equal installments with the first such installment paid on Company’s first regular pay date that is on or after the 60th day following the Date of Termination and the three remaining installments paid in each of the three calendar quarters immediately following the calendar quarter that includes the Date of Termination and (B) for the period beginning on the Date of Termination and ending on the date that is 18 months after the Date of Termination, Company shall reimburse Executive for the COBRA Premium; provided, however, that in order to receive a COBRA Premium reimbursement, Executive must timely elect COBRA continuation coverage, pay the applicable COBRA Premium and provide Company with evidence satisfactory to Company of Executive’s having paid the COBRA Premium within 30 days of having paid such COBRA Premium; provided, further, however, that no COBRA Premium reimbursement shall be payable if such reimbursement could reasonably be expected to subject Company or any member of the Company Group to sanctions imposed pursuant to Section 2716 of the PHSA. Each COBRA Premium reimbursement shall be provided to Executive by Company within 30 days of its receipt of such evidence of the COBRA Premium payment; provided, further, however, that Company shall have no obligation to provide Executive the COBRA Premium reimbursement for any period in which Executive is eligible to participate in a group medical plan sponsored by any other employer. Executive agrees and understands that the payment of any COBRA Premium will remain Executive’s sole responsibility. Collectively, the payments made under this Section shall be referred to as the “CIC Separation Package.” For the avoidance of doubt, if Executive’s employment is not terminated by Executive with Good Reason or by Company without Cause (and not due to Executive’s death or Disability) within twelve (12) months following a Change in Control, then Executive shall no longer be eligible to receive the CIC Separation Package with respect to such Change in Control but shall remain eligible to receive the Without Cause Separation Package or Good Reason Separation Package pursuant to Section 5(d)(i) or Section 5(a)(ii) or, if in the future Executive’s employment is terminated by Executive with Good Reason or by Company without Cause (and not due to Executive’s death or Disability) within twelve (12) months following the occurrence of a subsequent Change in Control, Executive shall again be eligible to receive the CIC Separation Package.

For purposes of this Agreement, the term “Change in Control” means the occurrence of any of the following events: (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes, directly or indirectly, the “beneficial owner” (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), by way of acquisition, transfer, merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of either (a) the then-outstanding shares of Company’s common stock (“Stock”) or (b) securities of Company representing the combined voting power of the then-outstanding voting securities of Company entitled to vote generally in the election of directors; or (ii) the consummation of a sale or other disposition of assets of Company having a gross fair market value of 50% or more of the total gross fair market value of all of the consolidated assets of the Company Group (other than such a sale or disposition immediately after which such assets are owned directly or indirectly by the owners of Company in substantially the same proportions as their ownership of Stock immediately prior to such sale or disposition). The Parties agree that the Merger shall constitute a Change in Control for purposes of this Agreement.

(e)           Notice of Termination. Any purported termination of Executive’s employment by Company or by Executive and any purported termination of this Agreement shall be communicated by written notice of termination (“Notice of Termination”) to the other Party hereto in accordance with Section 9 hereof. Notice of Termination shall include the effective Date of Termination (defined in Section 5(f)) of this Agreement. Any Notice of Termination shall be deemed to also be Executive’s resignation as director and/or officer of any member of the Company Group. Executive agrees to execute any and all documentation of such resignations upon request by Company, but he shall be treated for all purposes as having so resigned upon the Date of Termination, regardless of when or whether he executes any such documentation.

(f)            Date of Termination. “Date of Termination” shall mean in the case of Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination as the effective date on which this Agreement shall be terminated, provided that the Date of Termination shall occur on the date on which Executive incurs a “separation from service” within the meaning of Section 409A if such date is different than the date specified in the Notice of Termination.

(g)           No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor, shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Executive as a result of employment by another employer, self-employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Executive to Company, or otherwise.

(h)         Reimbursements for Expenses. Company shall reimburse Executive for business expenses properly incurred prior to the Date of Termination, regardless of the circumstances of termination, and in accordance with Company’s reimbursement policy.

(i)           Release. Notwithstanding any other provision in this Agreement to the contrary, Executive shall be eligible to receive the Good Reason Separation Package, the Without Cause Separation Package, the CIC Separation Package, or the Death Benefit Package payments pursuant to Section 5(b) (each referred to individually as a “Separation Package”) only if Executive (or, following Executive’s death, Executive’s estate) has executed and not revoked a release of all claims in a form acceptable to Company (the “Release”), which Release shall release Company, each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) (collectively referred to as the “Released Parties”) from any and all claims, including any and all causes of action arising out of Executive’s employment with Company, any member of the Company Group or any of their respective affiliates or the termination of such employment, but excluding all claims to any Separation Package (or portion thereof) that Executive may have, any claims with respect to any vested benefits, indemnification rights Executive had for any actions or omissions occurring while employed by Company, any claims Executive may have for worker’s compensation benefits, and any other claims against any third party not included amongst the Released Parties. To be entitled to receive a Separation Package, the time period during which Executive can revoke the Release must expire before the sixtieth (60th) day after the Date of Termination. Unless and until Executive has executed and not revoked a Release and the time period during which Executive can revoke the Release has expired, Executive shall have no right to receive a Separation Package. If Executive has not executed without revoking a Release and the time period during which Executive can revoke the Release has not expired before the sixtieth (60th) day after the Date of Termination, Executive shall immediately forfeit his rights to a Separation Package. For purposes of this Section 5(i), the term "Executive" shall include Executive’s estate, in the event of Executive’s death.

(j)           Compliance with Section 409A. It is the intention of both Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with or are exempt from Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If any benefits or rights constitute “nonqualified deferred compensation” under Section 409A, then the nonqualified deferred compensation shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A:

(i)                 Neither Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(ii)               For purposes of the foregoing, the terms used within this Section 5(j) have the same meanings as those terms have for purposes of Section 409A, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A that are applicable to the deferred compensation.

(iii)             For purposes of applying the provisions of Section 409A to this Agreement, and to the extent permissible under Section 409A, each installment payment and each separately identified amount to which Executive is entitled under this Agreement shall, in each case, be treated as a separate payment.

(iv)             Any reimbursements by Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of Executive’s taxable year immediately following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(v)               If Executive or Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, the concerned Party shall promptly advise the other and both Parties shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on Company). Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of the taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(vi)             Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death).

6.            Restrictive Covenants.

(a)          General. The Parties acknowledge that during the Term, Company shall disclose to Executive or provide Executive with access to trade secrets or confidential information of Company or the other members of the Company Group, and Company may place Executive in a position to develop business goodwill on behalf of Company or the members of the Company Group or entrust Executive with business opportunities of Company or the members of the Company Group. As a condition of Executive’s receipt of Confidential Information and employment hereunder, and in order to protect the trade secrets and Confidential Information of Company and the other members of the Company Group that have been and will in the future be disclosed or entrusted to Executive, the business goodwill of Company and the other members of the Company Group that have been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and the other members of the Company Group; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the following obligations relating to unauthorized disclosures, non-competition and non-solicitation.

(b)          Confidential Information; Unauthorized Disclosure. Executive shall not, whether during the period of his employment hereunder or thereafter, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an executive of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of Company, any Confidential Information obtained by him while in the employ of Company with respect to Company’s business. Subject to the exclusions below, as used in this Agreement “Confidential Information” means data or information in any form, regardless of whether or not marked “confidential” or “proprietary” (1) which concerns, relates to, or comes from the business activities, business methods, products, services, relationships, research, or business development of Company or another member of the Company Group; (2) which Executive received, designed, compiled, produced, used, generated or otherwise became aware of as a result of his employment or engagement with Company or any other member of the Company Group; and (3) which is not generally known to the public. The parties agree that “Confidential Information” specifically includes, but is not limited to, trade secrets (as defined by Texas and federal law) of Company or another member of the Company Group and the following kinds of information and data (to the extent not generally known to the public): (i) information about the customers and prospective customers (such as customer and prospective customer identities, contact information, preferences, needs, requirements, specifications, proposals, contracts, financial information, and historic purchasing patterns, and information about Company’s or its Affiliates’ provision of products and services to each customer) of Company or another member of the Company Group; (ii) non-public information about the products and service techniques of Company or any other member of the Company Group; (iii) the computer systems and software developed by Company or another member of the Company Group or their respective agents for use by of Company or another member of the Company Group; (iv) non-public information about the business methods (such as sales methods, business processes, training manuals and methods, research and development work, purchasing information and contracts, and new ideas made or conceived by employees or agents) of Company or another member of the Company Group; (v) financial information (such as pricing and bidding formulas, financial projections, budgets, analyses, accounting data, and financing information) of Company or another member of the Company Group; (vi) information about the business plans and strategies (such as marketing plans, opportunities for new or developing business, products, services, or markets, and information about new business partnerships or distributorship arrangements) of Company or another member of the Company Group; (vii) private personnel information (including employee social security numbers and medical records); (viii) communications between Company or other members of the Company Group and their respective attorneys; (ix) information provided to Company or another member of the Company Group with an expectation of confidentiality or which is subject to non-disclosure obligations (such as information shared in confidence by a customer or supplier); and (x) information marked “confidential” or “proprietary” by Company or another member of the Company Group. “Confidential Information” does not include general knowledge and skills used throughout the energy industry or any information which Executive may be required to disclose by any applicable law, order, or judicial or administrative proceeding. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts payable to Executive under this Agreement. Within fourteen (14) days after the termination of Executive’s employment for any reason, Executive shall return to Company all documents and other tangible items containing Company or other Company Group information which are in Executive’s possession, custody or control. Executive agrees that all Confidential Information exclusively belongs to Company, the other members of the Company Group or their designated affiliate, and that any work of authorship relating to Company’s business, products or services, whether such work is created solely by Executive or jointly with others, and whether or not such work is Confidential Information, shall be deemed exclusively belonging to Company, the other members of the Company Group or their designated affiliate.

(c)           Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization from Company before engaging in any conduct described in this paragraph, or to notify Company that Executive has engaged in any such conduct.

(d)           Non-Competition. Executive covenants and agrees that during the Prohibited Period, Executive will not directly or indirectly (other than on behalf of a member of the Company Group) engage or carry on in the Business within the Restricted Area (or with responsibilities that relate to the Restricted Area) in any capacity in which Executive performs services or otherwise has duties that are the same as, or are similar to, those performed by Executive for any member of the Company Group. Nothing in the foregoing Section 6(d) will prevent Executive from owning an aggregate of not more than 1% of (i) the outstanding stock or other equity securities of any class of any corporation or other entity engaged in the Business, if such stock or equity securities are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, so long as neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation or entity and is not involved in the management of such corporation or entity. The term “Prohibited Period” means the period in which Executive is employed or engaged by any member of the Company Group and continuing through the date that is 12 months after the date that Executive is no longer employed or engaged by any member of the Company Group. The term “Business” means the business in which the Company Group is engaged and for which Executive has responsibility during the period of time that Executive is providing services to any member of the Company Group, which business includes the business of comprehensive oilfield services, including directional drilling, pressure control, pressure pumping and wireline. The “Restricted Area” means Colorado, Kansas, New Mexico, North Dakota, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wyoming.

(e)           Non-Solicitation. Executive covenants and agrees that during the Prohibited Period, Executive will not directly or indirectly (other than on behalf of a member of the Company Group): (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of any member of the Company Group; or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company Group any of the Company Group’s customers about which Executive obtained Confidential Information, with whom or which Executive had contact, or for whom or which Executive had responsibility on behalf of any member of the Company Group.

(f)            Enforcement and Reformation. It is the desire and intent of the Parties that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 6 (or part thereof) shall be adjudicated to be invalid or unenforceable, such provision (or part thereof) shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable. Such deletion shall apply only with respect to the operation of such provisions (or parts thereof) of this Section 6 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section 6 is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

(g)          Remedies. In the event of a breach or threatened breach by Executive of any of the provisions of this Section 6, Executive acknowledges that money damages would not be sufficient remedy, and Company and the other members of the Company Group shall be entitled to specific performance, injunction and such other equitable relief as may be necessary or desirable to enforce the restrictions contained herein. Such remedies are not exclusive, and nothing herein contained shall be construed as prohibiting Company or the other members of the Company Group from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

7.            Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Company or any member of the Company Group and for which Executive may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Executive may have under any stock option or other agreements with Company or any member of the Company Group.

8.            Non-assignability by Executive. The obligations of Executive hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever,

nor are such obligations subject to involuntary alienation, assignment or transfer, except by will or the laws of descent and distribution.

9.             Method of Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by overnight courier or by facsimile with confirmation of receipt or on the third business day after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Company at its principal office address and facsimile number, directed to the attention of the Board with a copy to the Secretary of Company, and to Executive at Executive’s residence address, personal email address provided by Executive to Company, and facsimile number, if any, on the records of Company or to such other address as either Party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

10.           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.           Successors and Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), and this Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Company as hereinbefore defined and any successor by operation of law or otherwise and any successor to its business and/or assets as aforesaid which assumes this Agreement.

12.            Indemnification. Company shall defend and indemnify Executive to the fullest extent allowed by law, and to provide him with coverage under any directors’ and officers’ liability insurance policies, in each case on terms not less favorable than those provided to any of its other directors and officers as in effect from time to time. In the event of any inconsistency or conflict between the provisions in this Section 12 and any provision in any other indemnity agreement or other agreement between the Parties, the provision in such other agreement shall control.

13.           Withholding; Deductions. Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to Executive, his estate or beneficiaries, shall be subject to withholding of such amounts relating to all federal, state, local and other taxes as Company may reasonably determine it should withhold pursuant to any applicable law or regulation and any deductions consented to in writing by Executive. In lieu of withholding such amounts in whole or in part, Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided Company is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

14.           Waiver and Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by

Executive and such officer as may be specifically authorized by Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.            Applicable Law. This Agreement is entered into under, and the validity, interpretation, construction and performance of this Agreement shall be governed by, the laws of the State of Texas.

16.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.            Entire Agreement. Except as provided in the written benefit plans and programs and agreements of Company in effect during the Term, this Agreement is an integration of the Parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement; and, except as expressly stated herein, this Agreement contains the entire understanding of the Parties in respect of the subject matter and supersedes and replaces in full all prior written or oral agreements and understandings between the Parties with respect to such subject matters. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the Parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. In entering this Agreement, Executive and Company expressly acknowledge and agree that the Second A&R Employment Agreement will be terminated as of the Effective Date. For the avoidance of doubt, Executive expressly acknowledges and agrees that neither Company or any member of the Company Group nor any of their respective affiliates has any future obligations pursuant to the Second A&R Employment Agreement (including any obligations with respect to severance pay or benefits), as that agreement has been terminated and satisfied by each applicable entity in its entirety, and Executive has no further entitlements pursuant to the Second A&R Employment Agreement. Executive further acknowledges and agrees that, with the exception of any unpaid base salary earned in the pay period that includes the Effective Date, he has received all leaves (paid and unpaid), reimbursements for business expenses, and compensation that Executive has been owed, is owed or ever could be owed by Company, any member of the Company Group and each of their respective affiliates pursuant to the Second A&R Employment Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that the provisions regarding non-disclosure, non-competition and non-solicitation herein (including such provisions in Section 6 above) complement and are in addition to (and do not replace or supersede) all obligations that Executive has to Company, any member of the Company Group or any of their respective affiliates with respect to confidentiality, non-disclosure, non-competition and non-solicitation, as set forth in any other written agreement and as exist at common law.

18.           Representation by Executive. Executive hereby represents and warrants to Company that, as of the Effective Date, he is not party to any employment or other agreement or obligation with or to any third party which would preclude him from employment with Company and performing his obligations under this Agreement.

19.           Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or part thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or part thereof) shall not affect the validity or enforceability of any other provision (or part thereof) of this Agreement and all other provisions (and parts thereof) shall remain in full force and effect.

20.           Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

21.           Gender and Plurals; Interpretation. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The word “or” as used herein is not exclusive. All references to “including,” “includes” or “include” shall be construed as meaning “including without limitation.”

22.           Third-Party Beneficiaries. Each member of the Company Group that is not a signatory hereto shall be a third-party beneficiary of Executive’s representations, covenants, and commitments set forth in Sections 2, 6 and 17 hereto and shall be entitled to enforce such representations, covenants and commitments as if a party hereto.

23.           Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from Company, any member of the Company Group or any of their respective affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from Company, any member of the Company Group or any of their respective affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from Company, any member of the Company Group or any of their respective affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to Company upon notification that an overpayment has been made. Nothing in this Section 23 shall require Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

24.           Provisions Regarding Effective Date. As provided herein, the terms of this Agreement shall not be effective prior to the Effective Date. In the event that Executive’s employment with QES Management LLC or Quintana or any of its subsidiaries or affiliates terminates at any time prior to the Effective Date such that, following such termination, Executive is no longer employed by QES Management LLC or Quintana or any of its subsidiaries or affiliates, regardless of the reason for such termination, such termination shall be governed by the terms of any agreements or understandings currently in effect between Executive, QES Management LLC and Quintana (including but not limited to the Second A&R Employment Agreement) and this Agreement shall be null and void and of no force or effect.

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Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of May 3, 2020.

KLX ENERGY SERVICES HOLDINGS, INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	President, Chief Executive Officer and Chief Financial Officer

[Signature Page to Executive Employment Agreement - Chris Baker]

EXECUTIVE

/s/ Christopher J. Baker
Christopher J. Baker

[Signature Page to Executive Employment Agreement - Christopher J. Baker]